Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACT:

Daniel W. Muehl, CFO

Physiometrix Inc.

978-670-2422

Physiometrix Announces First-Quarter 2005 Financial Results

Company Amends Agreement for PSA 4000 and Obtains Line of Credit with Silicon Valley Bank

NO. BILLERICA, Mass., May 13, 2005 – Physiometrix, Inc. (NASDAQ-SCM: PHYX) announced today financial results for the first quarter ended March 31, 2005.  For the first quarter ended March 31, 2005, revenues were $374,104, compared with revenues of $197,194 for the same period in 2004. The net loss for the first quarter of 2005 was $(1,507,323), or $(0.11) per share compared with a net loss of $(2,479,999), or $(0.19) per share, for the same period in 2004. The net loss for the first quarter of 2004 included a non-cash expense of $1,046,080 related to the derivative accounting treatment of unregistered warrants issued in its common stock financing completed in December 2003, which raised gross proceeds of approximately $8.2 million. In accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, the warrants were included as a liability and valued at fair market value until the Company met the criteria under EITF 00-19 for permanent equity, which occurred in February 2004.

“We were pleased to obtain a line of credit with Silicon Valley Bank for $1,000,000 as we continue our partnering discussions for the PSA 5000. Concurrent with this effort, we have amended our agreement with Baxter Healthcare for the distribution of the PSA 4000, to allow us to work with Baxter in expanding our market share for the PSA 4000 and launch the PSA 5000 without any conflicts,” said John A. Williams, Chief Executive Officer of Physiometrix, Inc. “We expanded our PSA 4000 installed base during the first quarter and we continue to work with Baxter on increasing this installed base and the on-going sales of the disposable PSArray2. We are readying the PSA 5000 next generation technology for launch later this quarter and look forward to an exciting opportunity for this product.”

Physiometrix will hold a telephone conference call to discuss first-quarter 2005 financial results, as well as management’s comments related to the Company’s business, at 11:00 A.M. (Eastern) today, May 13, 2005.  The call can be accessed at 800-465-7133  (conf. ID # 6126075).  A replay of today’s conference call will be available after conclusion of today’s conference call until 11:59 P.M. (Eastern) on Tuesday, May 31, 2005.  Replay callers in the U.S. must dial 800-642-1687 (conf. ID # 6126075).

Physiometrix Inc. designs, manufactures and markets noninvasive medical products — based on novel gel materials, sophisticated signal-processing electronics technologies, and proprietary software – for use in anesthesia-monitoring during surgical procedures.  For more information, please visit the Company’s web site at www.physiometrix.com.

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Statements in this press release regarding Physiometrix’s growth and future business results of the Company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain, and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, revenue estimates, dependence on existing and future products, dependence upon third-party distribution and sales arrangements, the existence of alternative technologies and the potential emergence of new methods for consciousness monitoring, uncertainty of market acceptance, intense competition, partnership agreements, and government regulations, especially regulatory approvals.  These and other relevant risks are described in the Company’s Form 10-K dated March 31, 2005 filed with the SEC.  The Company disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

- Financial Tables to Follow -

Physiometrix, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended March 31
	2005	2004

Revenues	$374,104	$197,194
Cost of products sold	507,664	330,126
Gross deficit	(133,560)	(132,932)

Costs and expenses:
Research and development	480,992	381,819
Selling, general, and administrative	902,722	938,211
	1,383,714	1,320,030

Operating loss	(1,517,274)	(1,452,962)

Other income (expense):
Change in fair value of warrant derivative	—	(1,046,080)
Interest income	9,951	19,043

Net loss	$(1,507,323)	$(2,479,999)

Net loss per share	$(0.11)	$(0.19)

Shares used in computing net loss per share	13,701,366	13,400,415

Physiometrix, Inc.

Condensed Balance Sheets

(Unaudited)

	March 31 2005	December 31 2004
ASSETS

Current assets:
Cash, cash equivalents and short term investments	$1,010,772	$2,588,737
Other current assets	457,406	503,761
Total current assets	1,468,178	3,092,498

Property, plant and equipment, net	176,089	103,718

Total assets	$1,644,267	$3,196,216

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$667,220	$712,524
Total current liabilities	667,220	712,524

Total stockholders’ equity	977,047	2,483,692

Total liabilities and stockholders’ equity	$1,644,267	$3,196,216